Exhibit 99.1

Press Release

For Immediate Release:	Contact: William P. Weidner
April 27, 2004	Las Vegas Sands, Inc.
(702) 733-5733

Las Vegas Sands, Inc.
Reports Highest Single-Property EBITDAR
In Las Vegas History

(Las Vegas, NV — April 27, 2004) Las Vegas Sands, Inc., owner and operator of the Venetian Casino Resort and The Grand Canal Shoppes in Las Vegas, and the Sands Macao, in Macao, a Special Administrative Region of the People’s Republic of China, today reported financial results for the quarter ended March 31, 2004.

A conference call with management is scheduled today at 1:00 p.m. EST and can be accessed by calling 877-252-6511.

First Quarter 2004 Results

In the first quarter of 2004, Las Vegas Sands, Inc. reported Adjusted Property EBITDAR of $103.9 million, an increase of 63.4 percent when compared to $63.6 million in the year-ago quarter. (See the accompanying tables and footnotes, which reconciles net income and income from operations to Adjusted Property EBITDAR.)

Income from operations during the first quarter of 2004 rose to a record $75.7 million as compared to $45.9 million reported in the first quarter of 2003.

Net income for the first quarter of 2004 was a record $37.8 million, compared to net income of $13.0 million for the first quarter of 2003.

Net revenue for the first quarter of 2004 was $220.8 million, compared to $158.7 million in the first quarter of 2003.

William P. Weidner, President and Chief Operating Officer of Las Vegas Sands, Inc., stated, “The first quarter results represent record EBITDAR for any quarter in the history of Las Vegas. In addition, our net income for the first quarter of 2004 has exceeded any full year net income in the history of the Venetian. The opening of the 1,013 room Venezia Tower at the Venetian during 2003 represented further confirmation of our business plan to combine group rooms demand with individual suite room sales and casino promotional activities to allow us to achieve these record results. The opening of the tower coincided with the debut of the Venetian Congress Center expansion of 150,000 square feet, including three ballrooms, sixty-four meeting rooms and three permanent boardrooms. The addition of the high quality all suite Venezia Tower rooms and the opening of Thomas Keller’s Bouchon Restaurant coupled with the additional meeting space resulted in increased demand for our casino, food and beverage, and retail business. The occupants of those new rooms combined with increased mall traffic and the enhanced mall tenants’ sales, all positively contributed to the overall continuing strength of the Venetian during the first quarter of 2004.”

Weidner went on to say, “During the second quarter of 2004 we announced the sale of the 500,000 square foot Grand Canal Shoppes mall to General Growth Properties Inc. for $766.0 million in cash with an expected closing date of May 17, 2004. After repayment of the debt and taxes associated with the gain on the sale, the Company expects to receive approximately $560.0 million of net proceeds. In addition, the Company announced the sale of the multi-level retail space in its proposed Phase II Resort, which will sit adjacent to the Venetian (“the Phase II Mall”) upon its completion for a minimum sales price of $250.0 million with an additional amount based upon net operating income of the Phase II Mall that could increase the gross sales price substantially. We will evaluate our opportunities for use of these funds and continue planning and exploring financing alternatives for our Phase II Resort, as well as with our additional development activities in Macao and sites in the United Kingdom. We are less than one month away from the scheduled May 2004 completion of our first casino, the Sands Macao, a one million square foot building with 319 table games, 600 slots, 18 restaurant/bars and entertainment facilities located near the ferry terminal in Macao. Macao is one of the world’s largest and fastest growing gaming markets. In addition, we are currently evaluating bids for site work to begin construction of our 3,000 room destination resort in Macao (“The Venetian Macao”). The Venetian Macao is part of a master plan of resort casino’s on the Cotai Strip in Macao.

Venetian Casino Resort First Quarter Operating Results

Hotel revenues were $85.4 million during the first quarter of 2004, an increase of 48.5 percent when compared to $57.5 million in the first quarter of 2003. The Venetian’s occupancy of available guestrooms was 98.9 percent during the first quarter of 2004, compared with 97.4 percent during the prior year’s first quarter, generating revenue per available room (REVPAR) of $233 during the first quarter of 2004, as compared to $211 in the first quarter of 2003. The Venetian’s average daily room rate (ADR) was $235 during the first quarter of 2004, as compared to $217 during the prior year’s first quarter. Weidner remarked, “In the first quarter, we improved hotel occupancy along with higher average daily room rates, and continued to receive strong room demand for the Venezia Tower and its club level suites, without affecting occupancy and room rates of the original Venetian Hotel Tower.”

Casino revenues were $94.7 million in the first quarter of 2004, an increase of 29.2 percent when compared to $73.3 million in the first quarter of 2003. Table games win percentage was higher than normal in the first quarter of 2004 at 28.0 percent as compared to 24.1 percent during the first quarter of 2003. Casino win percentage is reasonably predictable over time, but can fluctuate significantly over shorter periods, such as between fiscal quarters. Table games drop (volume) was $259.5 million in the first quarter of 2004 as compared to $220.8 million in the prior year’s first quarter, or an increase of 17.5 percent. Slot machine handle (volume) was $482.9 million in the first quarter of 2004, as compared to $449.4 million during the first quarter of 2003, an increase of 7.5 percent. Weidner indicated, “In addition to higher than normal win percentages, the Venetian experienced an increase in table games volume because of a strong Chinese New Year.”

Food and beverage revenues were $33.5 million in the first quarter of 2004, an increase of 66.7 percent, when compared to $20.1 million in the first quarter of 2003. The increase in food and beverage revenue was a continuing indicator of the Venetian’s strong group banquet business and the addition of 150,000 square feet of new state-of-the-art meeting rooms and the new Venezia Tower hotel rooms. Retail and other operating revenues were $10.4 million in the first quarter of 2004, as compared to $8.3 million during the first quarter of 2003.

The Venetian’s Mall Subsidiary generated rental and related revenues of $10.6 million during the first quarter of 2004, an increase of 11.6 percent when compared to $9.5 million during the first quarter of 2003.

The Venetian and its Mall Subsidiary continued to report improved EBITDAR margins. The Venetian’s EBITDAR margin (before pre-opening and developmental, corporate and rent expenses) during the first quarter of 2004 as a percentage of net revenues was 47.1 percent, versus 40.1 percent in the same period of a year earlier. The income from operations margin for the first quarter of 2004 as a percentage of net revenues was 34.3 percent, compared to 28.9 percent for the comparable prior year period. Weidner stated, “With the opening of “Venezia”, our 1,013 all-suite hotel room addition, we have increased our EBITDAR margins. This additional capacity has added high margin rooms and casino revenues without significantly increasing overhead costs.”

Other Factors Affecting Earnings

Net interest expense was $31.0 million for the first quarter of 2004, of which $1.3 million was related to The Sands Macao, as compared to net interest expense of $27.5 million during the first quarter of 2003. The increase was a result of increased borrowings in relation to the construction of the Venezia Tower and meeting room expansion in Las Vegas and the development of the Sands Macao, offset by capitalized interest of $1.2 million during the first quarter of 2004 as compared to $0.3 million of capitalized interest during the first quarter of 2003.

Depreciation expense was $14.8 million for the first quarter of 2004, as compared to $10.7 million for the first quarter of 2003. The increase was the result of placing into service at the beginning of the third quarter the Venezia Tower and meeting room expansion in Las Vegas.

Pre-opening and developmental expenses in the first quarter were $8.4 million, $7.0 million related to the Sands Macao and $1.4 million related to the Venetian and United Kingdom projects. The main casino of the Sands Macao is in the development and construction phase and is expected to open in May 2004.

Balance Sheet Items

Unrestricted cash balances at March 31, 2004 were $151.6 million, while restricted cash balances at March 31, 2004 were $78.7 million. Of the restricted cash balances, $74.7 million is restricted for construction of the Sands Macao.

Total debt outstanding including the current portion at March 31, 2004 was $1.447 billion, of which $14.1 million is due within the next twelve months. Of the total debt outstanding, $170.0 million is associated with the Company’s Macao Subsidiaries.

Capital Expenditures

Capital expenditures during the first quarter of 2004 totaled $91.8 million. Of this total, $14.0 million was utilized for improvements and maintenance capital expenditure at the Venetian in Las Vegas; $64.3 million was utilized for the Sands Macao construction and development activities in Macao, and $13.5 million for design and site work costs of the Phase II Resort in Las Vegas.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands, Inc. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands, Inc. assumes no obligation to update such information.

Las Vegas Sands, Inc.
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Revenues:
Casino	$94,708	$73,313
Rooms	85,367	57,491
Food and Beverage	33,455	20,068
Grand Canal Shops	10,621	9,528
Retail	2,208	1,887
Other	8,202	6,382

	234,561	168,669
Less - Promotional Allowances	(13,760)	(10,004)

	220,801	158,665

Operating Costs and Expenses:
Venetian Casino-Hotel Operations	112,001	90,886
Grand Canal Shops Operations	4,878	4,158
Rental Expense	2,451	2,543
Corporate Expense	2,660	2,601
Pre-opening and Developmental Expense	8,379	1,827
Depreciation and Amortization	14,781	10,737

	145,150	112,752

Operating Income	75,651	45,913

Interest Cost, net of amounts capitalized	(31,046)	(27,536)
Interest Expense on Redeemable Preferred
Interest in Venetian Casino Resort, LLC (1)	(7,150)	(6,363)
Interest Income	358	446
Other income (expense)	(9)	560

Net Income	$37,804	$13,020

(1)	The Company has adopted SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which requires that the Preferred Interest in Venetian Casino Resort, LLC be reclassified as a liability and the related preferred dividends are now classified as interest expense. The prior period statement of operations amount has been reclassified to conform with this new presentation.

Las Vegas Sands Inc.
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following is a reconciliation of Operating Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended March 31, 2004

	Operating Income	Depreciation and Amortization	EBITDA	Pre-Opening and Developmental Expenses	Corporate Expense	Rent	EBITDAR
Venetian Resort &
Grand Canal Shops	$82,738	$14,719	$97,457	$1,354	$2,660	$2,451	$103,922

Sands Macau	(7,087)	62	(7,025)	7,025	–	–	–

	$75,651	$14,781	$90,432	$8,379	$2,660	$2,451	$103,922

	Three Months Ended March 31, 2003

	Operating Income	Depreciation and Amortization	EBITDA	Pre-Opening and Developmental Expenses	Corporate Expense	Rent	EBITDAR
Venetian Resort &
Grand Canal Shops	$47,740	$10,737	$58,477	$–	$2,601	$2,543	$63,621

Sands Macau	(1,827)	–	(1,827)	1,827	–	–	–

	$45,913	$10,737	$56,650	$1,827	$2,601	$2,543	$63,621

Las Vegas Sands, Inc.
Supplemental Data Schedule
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended March 31,
	2004	2003
Net Income	$37,804	$13,020
Add:
Interest Expense on Redeemable Preferred Interest
in Venetian Casino Resort, LLC	7,150	6,363
Other income (expense)	9	(560)
Interest income	(358)	(446)
Interest expense	31,046	27,536
Depreciation and amortization	14,781	10,737

EBITDA	90,432	56,650

Add:
Rental expense	2,451	2,543
Pre-opening and developmental expense	8,379	1,827
Corporate expense	2,660	2,601

Adjusted Property EBITDAR	$103,922	$63,621

Las Vegas Sands, Inc.
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

	Three Months Ended March 31,
	2004	2003
Total Adjusted Property EBITDAR (1):	$103,922	$63,621

Room Statistics for the Venetian:
Occupancy %	98.9%	97.4%
Average Daily Room Rate (ADR)(2)	$235	$217
Revenue per available room (REVPAR)(3)	$233	$211

Other information:
Table games drop per unit per day	$21,993	$19,116
Slot Machine handle per unit per day	$2,650	$2,475
Average number of table games	130	128
Average number of slot machines	2,002	2,018

(1)     Adjusted Property EBITDAR consists of Operating Income before depreciation, amortization, rent, pre-opening and developmental expenses and corporate expenses. Adjusted Property EBITDAR and EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes Adjusted Property EBITDAR to compare the operating profitability of its Las Vegas Casino with those of its competitors in Las Vegas. Rental expense is added to EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands, Inc. is also presenting Adjusted Property EBITDAR because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands, Inc., have historically excluded pre-opening expenses, which are non-recurring or infrequent, and corporate expenses which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating Adjusted Property EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in Adjusted Property EBITDAR and (2) how Adjusted Property EBITDAR compares to levels of debt and interest expense. However, Adjusted Property EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands, Inc. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted Property EBITDAR. All companies do not calculate EBITDAR in the same manner. As a result, Adjusted Property EBITDAR as presented by Las Vegas Sands, Inc. may not be comparable to similarly titled measures presented by other companies.

(2)     ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3)     REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.